   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1999



                                                      REGISTRATION NO. 333-83075

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              GENERAL MAGIC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                                                77-0250147
              (STATE OR OTHER JURISDICTION                                    (IRS EMPLOYER
           OF INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 STEVEN MARKMAN
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                     AND CHAIRMAN OF THE BOARD OF DIRECTORS
                              GENERAL MAGIC, INC.
                             420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 774-4000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:


                 TIMOTHY J. MOORE, ESQ.                                    MARY E. DOYLE, ESQ.
                   COOLEY GODWARD LLP                                      GENERAL MAGIC, INC.
                 FIVE PALO ALTO SQUARE                                    420 NORTH MARY AVENUE
                  3000 EL CAMINO REAL                                  SUNNYVALE, CALIFORNIA 94086
            PALO ALTO, CALIFORNIA 94306-2155                                  (408) 774-4000
                     (650) 843-5000


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time as described in the Prospectus after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 1999


                                1,839,474 Shares

                              GENERAL MAGIC, INC.

                                  Common Stock


     The selling stockholder listed on page 14 is offering up to 1,839,474 shares of General Magic, Inc. common stock. We will not receive any proceeds from the sale of common stock by the selling stockholder.



     Our common stock is quoted on The Nasdaq National Market under the symbol "GMGC." On December 10, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $4.125.

                           -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                           -------------------------

              The date of this prospectus is              , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About General Magic.........................................    2
Risk Factors................................................    4
Special Note Regarding Forward-Looking Statements...........   14
Use of Proceeds.............................................   14
Selling Stockholder.........................................   14
Plan of Distribution........................................   16
Legal Matters...............................................   18
Experts.....................................................   18
Where You Can Find More Information.........................   18



                              ABOUT GENERAL MAGIC


     General Magic was incorporated in California in May 1990 and was reorganized as a Delaware corporation in February 1995. Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94086, and our telephone number at that location is (408) 774-4000. In this prospectus, "General Magic", "we" and "our" refer to General Magic, Inc., unless the context otherwise requires.


     We offer voice-enabled services and technologies that enable voice access over the telephone to information that is stored on computer networks, including Web sites. Our services are designed to make it easy and convenient for people to access and act on their personal and business information and to engage in personal and business transactions. We offer both General Magic branded services as well as professional and custom engineering services to other companies that wish to license our technologies for use in their own voice-enabled services.


     The General Magic branded offerings are the myTalk(TM) service, which provides consumers with free phone and Web access to personal content, and the Portico(TM) virtual assistant service, a pay-for service for mobile professionals.


     In June 1999, we introduced myTalk, a service allowing members to access their email and voicemail from any telephone, reply to email messages using their own spoken words and make free two-minute phone calls anywhere in the U.S. The myTalk service is also accessible by personal computer through a standard Web browser. Members accessing myTalk will see banner ads during a myTalk Web site session and will hear short audio ads periodically during a telephone session. This approach to advertising, called rich media, seeks to interactively involve consumers and enhance their interest in the products and services of advertisers.



     In July 1998, we released the Portico service, which provides many of the services of a human assistant on an around-the-clock basis. Subscribers can access voicemail, email, faxes, calendar, address book, company news and stock quotes from any telephone or, using a standard Web browser, from any personal computer. This subscription-based service has served as a model for voice-enabled services, and has allowed us to fine-tune our technologies for broader deployment while providing a demonstration platform for our capabilities.


     One of our core technology assets is the magicTalk(TM) voice user interface, integral to all our offerings. magicTalk is a personality-rich natural language voice user interface.

With magicTalk, users don't need to remember special voice commands or navigate lengthy push-button menus to access information and perform tasks. We host voice-enabled services in our network operations center, located in Sunnyvale, California, and plan to assist our partners and customers in designing and building network operations centers to host their own magicTalk voice-enabled services.


     Our magicTalk voice user interface is a flexible technology platform that can be used to voice enable network-based content, communications and electronic commerce applications. Our services include planning, design, development, deployment, training, maintenance and hosting of customized voice-enabled services for third parties.



     In May 1999, BellSouth Mobility, Inc. announced its intention to begin an initial deployment of a magicTalk-based service in the Atlanta area. The service is a private-labeled version of our Portico service and is hosted in our network operations center in Sunnyvale, California. High-reliability telephone lines and cross-connect technologies were designed and installed to connect BellSouth cellular switches in Atlanta to our network operations center. This arrangement allows BellSouth customers to use the Portico virtual assistant to answer their cellular telephones. Initial deployment of the service commenced in November 1999.


     In June 1999, Excite@Home launched the Excite Voicemail service, a free, advertising-supported service that allows Excite users to receive voicemail and faxes in their Excite email accounts. Excite Voicemail uses our magicTalk voice user interface to guide callers in leaving voicemail messages and faxes for registered Excite members. We host the service in our Sunnyvale, California network operations center. Special telephone lines have been installed to connect the Excite@Home operations center with our network operations center, allowing voicemail and faxes to appear in the Excite member's mailbox.


     In 1998, we announced an agreement with Intuit(R) Inc. to voice enable certain features of Intuit's Quicken.com(TM) personal finance Web site. The private-labeled service employs our magicTalk voice user interface and would be hosted in our network operations center. Intuit is currently reevaluating its plans to launch voice-enabled Quicken.com services, and there can be no assurance that Intuit will proceed under its agreement with us.



     On November 9, 1999, the Company entered into a licensing and technology agreement with General Motors Corporation through its OnStar division ("OnStar") pursuant to which OnStar paid a $5 million fee for custom engineering services and a license to the Company's magicTalk voice user interface technology. OnStar has selected magicTalk as the voice user interface for its OnStar Virtual Advisor, which will provide hands-free, voice-activated access to Web-based information services in vehicles.



     You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

     An investment in the common stock offered pursuant to this prospectus involves a high degree of risk and the common stock should not be purchased by persons who cannot afford the loss of their entire investment. Purchasers should carefully consider the following risk factors in conjunction with the other information included and incorporated by reference in this prospectus before purchasing or otherwise acquiring the common stock offered hereby.

WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.


     Since our inception, we have generated only minimal revenues. We have incurred significant losses, and we have substantial negative cash flow. As of September 30, 1999, we had an accumulated deficit of $247.7 million, with a net loss of $38.2 million for the six-month period ended September 30, 1999. We expect to incur significant losses through the year 1999, and we may never achieve or sustain significant revenues or become profitable.


OUR LIMITED FUNDING MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO IMPLEMENT OUR NEW STRATEGY, AND THE AVAILABILITY OF ADDITIONAL RESOURCES IS UNCERTAIN.

     Our business model requires us to devote significant financial resources to the development, enhancement and maintenance of our General Magic branded services, and to professional and custom engineering services for third parties. If we are not able to successfully manage our existing resources or to secure additional funding and other resources in a timely manner, our ability to successfully provide these services and to generate sufficient revenues will be restricted.


     We must conserve cash because we have generated minimal revenues to date. On November 9, 1999, we entered into a definitive agreement, which closed on December 9, 1999, pursuant to which General Motors Corporation, through its OnStar division, made a $15 million investment in the Company in the form of Series G convertible preferred stock and a warrant to purchase additional shares of Series G preferred stock for $5 million. In addition, OnStar paid a $5 million up-front, nonrefundable fee for custom engineering services and a license to our magicTalk voice user interface technology.



     Effective July 30, 1999, we entered into a common stock investment agreement with an existing institutional investor providing for an equity line of credit. The common stock investment agreement permits us to require the investor to purchase from time to time an aggregate of up to $20,000,000 of the common stock in increments of up to $5,000,000. In addition, the investor has the right to purchase in its sole discretion up to 30% of each increment requested by us, up to an aggregate of an additional $6,000,000 of common stock during the term of the common stock investment agreement. However, there are numerous conditions on our right to draw down under the equity line, including that the closing bid price of the common stock on the business day immediately preceding a draw down notice must be at least $2.00 per share and that the common stock is listed on The American Stock Exchange ("AMEX"), The New York Stock Exchange ("NYSE"), The Nasdaq National Market or The Nasdaq SmallCap Market. In addition, the dollar amount specified in any draw down notice will be decreased by one twentieth (1/20) for each business day during the twenty (20) business days immediately following delivery of the draw down notice on which the weighted average price of the common stock is less than $2.062. The weighted average price of our common stock was less than $2.062 on each business day through much of September, October and the first half of November. It is uncertain that we will be able consistently to meet the closing bid price condition, the listing condition or any other condition. In addition, although we may request drawdowns in increments of up to $5,000,000, the actual dollar amount is subject to limitations based on the daily trading volumes, the market price of the common stock and the investor's ownership percentage, which have also significantly limited our ability to draw down to date.



     As of December 10, 1999, the Company's capital stock consisted of 100,000,000 shares of common stock, 41,927,616 of which were issued and outstanding and 39,091,874 of which were issuable and reserved for issuance pursuant to securities convertible into or exercisable for shares of our common stock. An additional 15,767,127 shares were reserved pursuant to provisions of agreements governing issuance of our Series D and Series F preferred stock and those governing warrants issued in connection with the Series B, Series C and Series D preferred stock transactions that require us to reserve a multiple of the shares of common stock issuable upon conversion of the preferred stock or exercise of the warrants. We have no present plans to draw down under the equity line. However if, at the time we elect to draw down under our equity line, we do not have a sufficient number of authorized but unissued and unreserved shares of common stock available for issuance under the equity line, we may be required to seek stockholder approval of an increase in the authorized capital stock of the Company. There can be no assurance that we will obtain stockholder approval of an increase in our authorized capital stock, or that such approval will be timely.



     Accordingly, we cannot guarantee that sufficient funds will be available to meet our future needs. In any event, to support our operations through the year 2000, we will be required to raise additional public or private financing. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its stockholders. The unavailability or timing of significant revenues and financing could prevent or delay the continued provision of our services and may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements, and our common stock could be delisted from that market. See "-- Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."


WE MAY NOT BE ABLE TO RETAIN OR ATTRACT KEY EMPLOYEES.


     In September 1999, we reduced our workforce by 20%. This reduction may adversely affect our ability to attract, retain and motivate qualified personnel. Our limited financial resources may constrain the size of our technical, business development, sales, marketing and professional service staffs. Our existing personnel may not be able to manage and successfully complete all of the tasks necessary to support the various aspects of our business. Furthermore, Silicon Valley remains a highly competitive job market. Our key management, technical, business development, sales, marketing, administrative and professional service personnel may not remain with us, and we may be unable to attract and retain sufficient personnel to execute our business plan.


THE MARKET FOR OUR SERVICES MAY NOT DEVELOP, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.

     Our future financial performance depends in large part on growth in demand for our voice-enabled services and technologies. If the market for voice-enabled services does not develop or if we are unable to capture a significant portion of that market either directly or through our partners, our revenues and our results of operations will be adversely affected.

     The market for voice-enabled services is still evolving. Currently, there are only a limited number of products and applications in this industry. Negative consumer perceptions regarding reliability, cost, ease-of-use and quality of speech-based products affects consumer demand and may impact the growth of the market. As a result, we cannot guarantee that the market for voice-enabled services and technologies will grow or that consumers will accept any of the services or products built on our magicTalk voice user interface platform.

OUR BUSINESS MODEL IS NEW AND UNPROVEN, AND WE MAY BE UNABLE TO IMPLEMENT IT SUCCESSFULLY.

     Our model for conducting business and generating revenue is new and unproven, and we face many of the risks faced by new businesses, especially companies in new and rapidly evolving markets. Our business depends on our ability to generate revenue from our General Magic branded services, and from third parties that license our technologies and retain our professional and engineering services. If we fail to generate sufficient revenues from these sources, our revenues and results of operation will be adversely affected.

     Revenues from our Portico service and from any service commercially launched by such partners as BellSouth depend on the generation of significant numbers of subscribers. It is uncertain whether our partners or we will be able to develop and maintain at reasonable cost a significant subscriber base for virtual assistant services. Revenues from Portico subscriptions to date have not been significant. Moreover, market deployment of private-labeled versions of the Portico service by telecommunications carriers has proceeded more slowly than anticipated, and the Company does not expect a full commercial deployment by a carrier, or associated revenues, in 1999.


     In addition, revenues from our myTalk service as well as from certain voice-enabled services licensed to partners such as Excite@Home depend on advertising and sponsorship sales. Such revenues are not currently sufficient to offset the costs to General Magic of providing these services. See "-- Revenues from our Internet service depend on banner and audio advertising sales, and our inability to generate sufficient revenues from advertising sales would harm our business."


WE MUST ESTABLISH AND MAINTAIN RELATIONSHIPS WITH PARTNERS AND CUSTOMERS TO GENERATE REVENUES.


     Our success in generating revenues from private-label versions of our virtual assistant services and other services based on our magicTalk voice user interface is dependent on our ability to establish and maintain relationships with telecommunication carriers, device manufacturers, service providers, Internet and other companies. Although we have entered into arrangements with Qwest Communications Corporation, Intuit(R) Inc., Wireless Knowledge, BellSouth Mobility, Inc., Exite@Home and the OnStar division of General Motors Corporation, we cannot guarantee that we will be able to maintain these relationships or establish additional relationships. Competition for relationships with these companies is extremely intense. In addition, decisions by these companies, particularly telecommunications carriers, to enter into partner or customer relationships can be a lengthy, expensive process, with no assurance of success.


     It is uncertain whether any of the services contemplated by our current and future partners will be commercially launched. Even if these services were commercially launched, our current and future partners may not be able to attract and retain a sufficient number of subscribers to result in significant revenue to General Magic.


REVENUES FROM OUR MYTALK SERVICE AND THE INTERNET SERVICES OF CERTAIN OF OUR PARTNERS AND CUSTOMERS DEPEND ON BANNER AND AUDIO ADVERTISING SALES AND UPON INCORPORATION OF FEE-BASED SERVICES, AND OUR INABILITY TO GENERATE SUFFICIENT REVENUES FROM ADVERTISING SALES AND FEE-BASED SERVICES WOULD HARM OUR BUSINESS.

     The business model for our myTalk service, as well as for certain voice-enabled services licensed to partners such as Excite@Home, depends on generation of revenues from banner and audio advertising sales and incorporation of fee-based services to offset the costs of providing a free service. In order to generate revenues, we and our partners will need to attract a large number of banner and audio advertisers and advertising sponsors on an ongoing basis. In addition, over time, a sufficient number of users must utilize fee-based services. If we are not able to attract or retain a sufficient number of advertisers and sponsors or a sufficient number of users of the fee-based services, we may not be able to generate the revenues necessary to operate.

     To attract advertisers and sponsors, we and our partners will need to attract a large number of users to our services. To do so, we must increase awareness of the myTalk and General Magic brands and continually enhance and improve the features and quality of our services. If our partners or we cannot attract a sufficient number of users, we will not be able to attract a sufficient number of advertisers and sponsors to generate revenues.


     In addition, the market for Internet audio and banner advertising may not develop. It is uncertain whether companies that have historically relied on traditional channels to advertise or sell their products and services will adopt audio and banner advertising. Potential advertisers may have negative perceptions of the Internet as an effective means of advertising or selling their products or services. If the market for audio and banner advertising does not develop, our business would be harmed.


INTENSE COMPETITION IN THE MARKET FOR VOICE-ENABLED SERVICES COULD PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for voice-enabled services is intensely competitive. We may be unable to compete with existing companies or new companies entering the market. Many of these companies have greater financial resources, name recognition, research and development capabilities, sales and marketing staffs and better developed distribution channels than we do. The services that we offer may not achieve sufficient quality, functionality or cost-effectiveness to compete with existing or future alternatives. Furthermore, our competitors may succeed in developing competing products or services which are more effective and cheaper or which render our services or technologies obsolete. If we are unable to compete effectively, our business would be adversely affected.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE ARE NOT ABLE TO DEMONSTRATE COMPLIANCE WITH THE CONTINUED LISTING REQUIREMENTS.

     We are subject to the continued listing requirements of The Nasdaq National Market. On April 15, 1999, we received a letter from The Nasdaq National Market advising us that we had failed to meet the "net tangible assets" requirement for continued listing on that market. The letter required us to demonstrate compliance with this requirement by July 13, 1999. In response to the April 15th letter, we submitted a letter demonstrating our compliance as of May 7, 1999, and providing our plan for continued compliance through December 31, 1999. Our plan was accepted by The Nasdaq National Market on July 1, 1999, contingent on our ability to complete a financing transaction by July 30, 1999, and to demonstrate compliance with the "net tangible assets" requirement through the remainder of the year. As of July 30, 1999, we entered into an agreement providing for an equity line of credit arrangement. Also, on September 9, 1999, we entered into an exchange agreement with holders of our Series D preferred stock. Pursuant to the agreement, holders of the Series D preferred stock exchanged an aggregate of $10,000,000 of Series D preferred stock for $10,000,000 of a newly created Series F convertible preferred stock. The redemption provisions of the Series F preferred stock allow us to treat it as "equity" for accounting purposes. This reclassification of $10,000,000 of the Series D preferred stock will further our ability to meet the "net tangible assets" requirement for continued listing on The Nasdaq National Market. Finally, on November 9, 1999, we entered into a definitive agreement, which closed on December 9, 1999, pursuant to which General Motors Corporation, through its OnStar division, made a $15 million equity investment in the Company in the form of Series G convertible preferred stock and a warrant to purchase additional shares of Series G preferred stock for $5 million. In addition, OnStar paid a $5 million up-front, nonrefundable fee for custom engineering services and a license to our magicTalk voice user interface technology. In the event that we are not able to maintain continued compliance with The Nasdaq National Market's "net tangible assets" requirement or any other of its listing requirements through December 31, 1999, and thereafter, we would be subject to a delisting process. In the event that we are delisted, we will seek to list our common stock on other markets such as The Nasdaq Small Cap Market and The American Stock Exchange, Inc. We cannot guarantee that we will be able to meet the listing requirements of these or any other markets. In the event that we are delisted from The Nasdaq National Market or are not able to list on any other market, the ability to sell shares of our common stock will be adversely affected.


WE MAY BE REQUIRED TO REDEEM THE SERIES D PREFERRED STOCK AND THE SERIES F PREFERRED STOCK AND SUCH REDEMPTION COULD SIGNIFICANTLY DEPLETE OUR CASH RESERVES, WHICH WOULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.


     The holders of the Series D preferred stock and the Series F preferred stock have redemption rights if we fail to meet the requirements of the documents governing the Series D preferred stock and the Series F preferred stock. Assuming that all 1,000 shares of Series D preferred stock and all 1,000 shares of the Series F preferred stock are outstanding, the total redemption value would be approximately $20 million to $26 million. Such payments would deplete our cash reserves, which would materially and adversely affect our financial condition. In addition, such a decrease in our cash reserves would likely cause our common stock to be delisted from The Nasdaq National Market. We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption. See "Selling Stockholders -- Relationships between Selling Stockholders and Us."



WE MAY EXPERIENCE INTERRUPTIONS IN SERVICE DUE TO ERRORS OR INADEQUACIES IN OUR SOFTWARE AND SYSTEM ARCHITECTURE, WHICH MAY RESULT IN SIGNIFICANT COSTS, A DECREASE IN REVENUES AND A DECLINE IN OUR STOCK PRICE.


     The ability to provide the myTalk and Portico services and the services of our partners depends on the integrity of our software, computer hardware systems and network infrastructure. We have encountered, and may encounter in the future, errors in our software and our system design. These errors may be expensive to correct and could result in substantial interruptions in our service.



     Since the launch of our myTalk service and the Excite Voicemail service, we have experienced interruptions in service due to increases in the number of users served by our network operations center. In the event that we experience sudden increases in the number of users of the services hosted in our network operations center or we are successful in establishing other relationships with partners with large existing customer bases, our network operations center may not be capable of meeting the resulting increase in demand. A sudden increase in demand could lead to slow-downs or failures in services hosted by General Magic. Furthermore, we presently do not have redundant, multiple site capacity in the event of a technical failure of our services or a natural disaster.


     Any damage to or failure of our systems could lead to interruptions in service and/or the loss of customer information. Such interruptions or loss could damage our reputation and ability to attract and retain subscribers, partners, sponsors, and advertisers, and we may experience negative publicity that could adversely affect our stock price.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT, WHICH COULD ADVERSELY AFFECT OUR REVENUES OR RESULTS OF OPERATIONS.

     Any delays in product development or market launch could adversely affect our revenues or results of operations. To be successful, we must continue to develop and enhance technologies to enable us to offer our General Magic branded services and to supply other voice-enabled services to third parties. Software product development schedules are difficult to predict because they involve creativity and the use of new development tools and learning processes. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved products or services or the delivery of new versions of our products or services.

THE FAILURE OR UNAVAILABILITY OF THIRD-PARTY TECHNOLOGIES AND SERVICES COULD LIMIT OUR ABILITY TO GENERATE REVENUES.

     We have incorporated technology developed by third parties in the myTalk and Portico services and the services to be provided to our partners, including the following:

     - email servers which process both emails and voicemails;

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.


     We will continue to incorporate third-party technology in future products and services. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services, market acceptance of our services could be adversely affected.

     In addition, we rely and will continue to rely on services supplied by third parties in connection with providing our services such as telecommunications, internet access and power. If these services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.


CONVERSION OF PREFERRED STOCK OR ISSUANCE OF OTHER SECURITIES WOULD DILUTE CURRENT STOCKHOLDERS.


     We have 50,000 shares of Series A preferred stock, 1,000 shares of Series D preferred stock, 599 shares of Series E preferred stock, 1,000 shares of Series F preferred stock and 2,000 shares of Series G outstanding, all of which are convertible into common stock. In addition, we have a warrant to purchase an additional 100 shares of Series E preferred stock, a warrant to purchase up to an additional 500 shares of Series G preferred stock and warrants to purchase an aggregate, as of October 29, 1999, of 780,000 shares of common stock outstanding. We also have an equity line of credit arrangement under which we could issue up to $25,750,000 in common stock. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares, exercise of the warrants, or drawdowns under the equity line of credit arrangement. The number of shares of common stock issuable upon the conversion of the Series D preferred stock and the Series F preferred stock and pursuant to the equity line of credit arrangement depends in part on future prices of the common stock on The Nasdaq National Market. The number of shares of common stock issued pursuant to the equity line of credit arrangement depends on the prices of common stock on The Nasdaq National Market shortly before the date of issuance and sale. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock and drawdowns under the equity line of credit will increase and the holders of common stock would experience additional dilution of their investment. Such dilution could cause the stock price of our common stock to decrease further. A decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. See "Selling
Stockholders -- Relationships between Selling Stockholders and Us."



     Our board of directors may authorize issuance of up to 430,301 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may authorize the sale of additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.


TECHNOLOGY CHANGES RAPIDLY IN OUR MARKET, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS.

     The telecommunications services market is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice-enabled services obsolete and unmarketable.

     Our success will depend upon our ability to timely develop and introduce new products and services, as well as enhancements to our existing products and services, to keep pace with technological developments and emerging industry standards and address the changing needs of partners, users, sponsors, and advertisers. We may not be successful in developing and marketing new products and services that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. In addition, our new products and services may not adequately meet the requirements of the marketplace or achieve market acceptance.


WE ARE DEPENDENT ON THE INTERNET, AND THE INTERNET MAY PROVE NOT TO BE VIABLE.


     Our future success is in part dependent upon continued growth in the use of the Internet. Internet use by consumers is in an early stage of development, and market acceptance of the Internet as a medium for content, advertising and electronic commerce remains uncertain. If the Internet fails to be a viable means of conducting commerce or communications, we may not be able to generate revenues. A number of factors may inhibit the growth of Internet usage including security concerns, inconsistent quality of service, limited availability of cost-effective, high-speed access and inadequate network infrastructure. If the Internet continues to experience significant growth in the number of users and level of use, the Internet infrastructure may not be able to support the demands placed on it by such growth.


OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION.

     We believe that our success depends, in part, on our ability to protect our intellectual property. In order to do that, we must take the following measures:

     - obtain patent, copyright and trademark protection where appropriate;

     - preserve our trade secrets;

     - defend our patents, copyrights, trademarks and trade secrets against infringement; and

     - prevent unauthorized disclosure of confidential information through the use of confidentiality agreements with employees, consultants and partners.

     We may be unable to accomplish these measures. In addition, we cannot be certain that they will be adequate to protect our intellectual property. In spite of our efforts, third parties may successfully copy our products or use our confidential information.

VARIOUS PARTIES MAY ACCUSE US OF INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS, AND ANY RELATED LITIGATION COULD HARM OUR BUSINESS REGARDLESS OF ITS MERIT.

     Third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, and develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

SECURITY PROBLEMS IN OUR SERVICES WOULD LIKELY RESULT IN SIGNIFICANT LIABILITY AND REDUCED REVENUES.

     Security vulnerabilities and weaknesses may be discovered in our services or licensed technology incorporated into our services or in the media by which subscribers access our services. Any security problems in our services or the licensed technology incorporated in our services may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and limit the number of subscribers to our Portico and myTalk services and to services of our partners. A decrease in the number of subscribers could lead to decreased revenues and termination of our relationships with advertisers, sponsors and partners. These problems may also cause interruptions or delays in the development of enhancements to our services and may result in lawsuits against us.

     We will continue to incorporate authentication, encryption and other security technologies in our services. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access these services, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed from the service. We intend to continue to limit our liability to end users and to our partners, including liability arising from failure of the authentication, encryption and other security technologies incorporated into our services, through contractual provisions. However, we may not successfully negotiate such limitations with all our partners, nor may such limitations eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

A PRODUCT LIABILITY CLAIM ASSERTED AGAINST US COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may be subject to claims for damages related to system errors and other defects in our services. Agreements with end users of our services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE, AND EXTREME PRICE FLUCTUATIONS COULD ADVERSELY AFFECT YOUR INVESTMENT.

     The market price of our common stock has been extremely volatile. Since October 1, 1998, the closing price of our common stock has varied significantly from a high of $7.438 to a low of $1.375 per share.

     Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in product development, disruptions in our service, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations which particularly affect the market prices for emerging and technology companies, such as ours, and which are often unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

YEAR 2000 COMPLICATIONS MAY DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

     We face risks related to the inability of computer systems to accurately identify and process dates beyond the year 1999. We are currently taking steps to address these risks for all of our computer systems, including internal systems and systems supplied to us by third parties. These systems include those that are commonly thought of as information technology systems, such as our billing, accounting and network systems. In addition, these systems include those that are non-information technology systems, such as our building control systems, building safety systems and communications systems. Based on currently available information, we do not believe that year 2000 issues will have a material adverse impact on our results of operations or financial condition. However, we may fail to identify all critical year 2000 problems, may not properly assess, remediate or test our systems, and may encounter unexpected delays or costs associated with our year 2000 effort. We believe that noncompliance of products and services supplied to us by third parties presents the most significant year 2000 risk. We rely on third-party suppliers for a significant number of systems related to our Portico service, such as:

     - email servers which process both emails and voicemails;

     - the calendar and contact software;

     - the voice recognition software;

     - the text-to-speech software;

     - the billing system; and

     - the network operations center equipment.


     In addition, we rely on third parties for key services, such as telecommunications, Internet access and power. Although we have requested written assurances from all of our significant suppliers, to date a number of suppliers have not responded to such requests. In the event that we, or any of our third-party suppliers, are not year 2000 ready, we could experience significant disruptions in our operations and service offerings. Such interruptions could lead to lost sales, loss of relationships with partners, advertisers and sponsors, and damage to our business reputation.


DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT POTENTIAL ACQUISITION BIDS.

     Delaware law and our charter may inhibit potential acquisition bids for General Magic. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of common stock. These provisions include:

     - issuance of "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

     - prohibition on stockholder action by written consent;

     - requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and

     - advance notice requirements for submitting nominations for election of the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     Furthermore, the Series D preferred stock and the Series F preferred stock provide holders rights to redemption of their Series D preferred stock or Series F preferred stock, as the case may be, or penalty payments upon a change in control. In addition, the documents governing the Series D preferred stock and Series F preferred stock prohibit changes of control unless the surviving entity assumes all our obligations under the Series D preferred stock or Series F preferred stock, as the case may be, and is a publicly traded corporation traded on The Nasdaq National Market, NYSE or AMEX. All of these rights could make an acquisition even more difficult. See "Selling Stockholders -- Relationships between Selling Stockholders and Us."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

     In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "expects," "future," "intends," and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. You are cautioned not to place undue reliance on these forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.


                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of the shares offered under this prospectus by the selling stockholder and all proceeds will go to the selling stockholder to be used for its own purposes.

                              SELLING STOCKHOLDER

     The following table sets forth:

     - the name of the selling stockholder,


     - the number of shares of common stock underlying the preferred stock and warrants held by it as of December 17, 1999,


     - the number of shares which may be offered under this prospectus and

     - the number of shares and percentage of class to be beneficially owned by the selling stockholder after this offering.

                                                                                 TOTAL SHARES OF COMMON STOCK
                                                                           ----------------------------------------
                                                                                                        SHARES OF
                       SERIES E PREFERRED STOCK          WARRANTS                                        COMMON
                       ------------------------   ----------------------    SHARES OF                     STOCK
                        SHARES OF    SHARES OF    SHARES OF    SHARES OF      COMMON      SHARES OF   BENEFICIALLY
                       UNDERLYING      COMMON     UNDERLYING    COMMON        STOCK        COMMON         OWNED
                         COMMON        STOCK        COMMON       STOCK     BENEFICIALLY     STOCK       AFTER THE
 SELLING STOCKHOLDER      STOCK       OFFERED       STOCK       OFFERED       OWNED        OFFERED      OFFERING
 -------------------   -----------   ----------   ----------   ---------   ------------   ---------   -------------
                                                                                                        #       %
Excite, Inc..........   1,576,316    1,576,316     263,158      263,158     1,839,474     1,839,474     --      --

     This information is based upon information provided by Excite.

NOTES REGARDING NUMBER OF SHARES OWNED AFTER OFFERING

     Because the selling stockholder may offer all, some or none of their common stock, we cannot provide a definitive estimate of the number of shares that the selling stockholder will hold after the offering.

NOTES REGARDING BENEFICIAL OWNERSHIP

     The selling stockholder has sole voting and investment power with respect to all shares of General Magic common stock shown as beneficially owned by it. This information is based upon information provided by Excite.

RELATIONSHIPS BETWEEN THE SELLING STOCKHOLDER AND US

     Excite, Inc. has not held any position or office or has had any other material relationship with General Magic or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities and as described below. This information is based upon information provided by Excite.

     In June 1999, we issued to Excite 599 shares of our Series E Convertible Preferred Stock and a warrant to purchase an additional 100 shares of the Series E preferred stock pursuant to a preferred stock and warrant purchase agreement.


     The warrant is exercisable for 100 Series E shares at a current exercise price of $10,000 per share. It has a term of fifteen months. The exercise price and the number of shares issuable upon exercise of the warrant will change in the event of a stock split, stock dividend or similar transaction. The 100 Series E shares issuable upon exercise of the warrant would be convertible into approximately 263,158 shares of common stock as of December 17, 1999.


     The terms and conditions of the Series E shares are as follows:

     Dividends. If and when the board of directors declares a dividend, each Series E share will be entitled to receive dividends at a rate of 5% per annum. We must pay dividends on Series E shares before we pay any dividends on the common stock. Dividends on Series E shares are non-cumulative.

     Conversion. Each Series E share is convertible, at the option of a Series E holder, into that number of shares of common stock obtained by dividing $10,000 by $3.80. The number of shares of common stock issuable upon conversion of the Series E shares is subject to adjustment for:

     - dividends or other distributions payable in shares of common stock;

     - a stock split or stock combination; or

     - a capital reorganization.


     The 599 Series E shares outstanding as of December 17, 1999, would be convertible into approximately 1,576,316 shares of common stock.


     Liquidation Preference. In the event that we liquidate, dissolve or unwind, we must pay holders of the Series E shares an amount equal to $10,000 per share. We must pay the holders of the Series E shares before we pay the holders of the common stock.

     Voting Rights. Except as required by law, the Series E shares have no other voting rights.

     The Series E shares and the warrant were issued in connection with an unified messaging services agreement pursuant to which our magicTalk voice user interface is incorporated into the Excite Voicemail service. The Excite Voicemail service operates in our network operations center.

     The summary set forth above is not intended to be a complete description of all of the terms of the documents governing our relationship with Excite. Please refer to the copies of the relevant documents which are filed as exhibits to this registration statement on Form S-3.

                              PLAN OF DISTRIBUTION

     The selling stockholder or its pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares on The Nasdaq National Market or any other exchange or automated quotation service on which the common stock is then listed, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The shares may be sold by the selling stockholder by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - an exchange distribution in accordance with the rules of the exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - privately negotiated transactions;

     - short sales;

     - through the writing of options on the shares;

     - in one or more underwritten offerings on a firm commitment or best effort basis; and

     - a combination of any such methods of sale.

     In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in The Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholder may also sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus.

     From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be a selling stockholder. The number of the selling stockholder's shares offered under this prospectus will decrease as and when it takes those actions. The plan of distribution for the selling stockholder's shares will otherwise remain unchanged. In addition, the selling stockholder may, from time to time, sell short the common stock of General Magic, and in these instances, this prospectus may be delivered in connection with these short sales and the shares offered under this prospectus may be used to cover such short sales.

     To the extent required under the Securities Act, the aggregate amount of the selling stockholder's shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder and/or purchasers of the selling stockholder's shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In this event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933, as amended.

     The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the common stock by these broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered under this prospectus to the broker-dealers, who may then resell or otherwise transfer these shares. The selling stockholder may also loan or pledge the shares offered under this prospectus to a broker-dealer and the broker-dealer may sell the shares offered under this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares offered under this prospectus.

     The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations under that act, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholder or any other such person. The foregoing may affect the marketability of the shares.

     We have agreed to indemnify in certain circumstances the selling stockholder and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholder has agreed to indemnify in certain circumstances General Magic against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The shares of common stock were originally issued to the selling stockholder pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act of 1933, as amended. We have agreed to pay all reasonable expenses, other than underwriter discounts and commissions, and the reasonable fees and disbursements, not to exceed $10,000 in the aggregate, of a single special counsel for the selling stockholder incident to the filing of this registration statement.

                                 LEGAL MATTERS

     The legality of the shares of common stock offered hereby is being passed upon by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of General Magic, Inc. as of December 31, 1998 and December 31, 1997, and for each of the years in the three-year period ended December 31, 1998 and for the period from May 1, 1990 (inception) to December 31, 1998 have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

      1. Our Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999;

      2. Our Report on Form 8-K filed with the Commission on April 2, 1999; and

      3. Our Quarterly Report on Form 10-Q filed with the Commission on May 17, 1999.

      4. Our Current Report on Form 8-K filed with the Commission on August 3, 1999;



      5. Our Current Report on Form 8-K filed with the Commission on August 3, 1999;



      6. Our Quarterly Report on Form 10-Q filed with the Commission on August 16, 1999;



      7. Our Quarterly Report on Form 10-Q/A filed with the Commission on August 23, 1999;



      8. Our Current Report on Form 8-K filed with the Commission on September 8, 1999;



      9. Our Current Report on Form 8-K filed with the Commission on September 8, 1999;



     10. Our Current Report on Form 8-K filed with the Commission on September 10, 1999;



     11. Our Current Report on Form 8-K filed with the Commission on October 22, 1999;



     12. Our Current Report on Form 8-K filed with the Commission on November 12, 1999;



     13. Our Quarterly Report on Form 10-Q filed with the Commission on November 15, 1999;



     14. Our Current Report on Form 8-K filed with the Commission on December 14, 1999; and



     15. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.


     In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                              General Magic, Inc.
                         Attention: Investor Relations
                               420 N. Mary Avenue
                          Sunnyvale, California 94086
                           Telephone: (408) 774-4000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                1,839,474 Shares

                              GENERAL MAGIC, INC.

                                  Common Stock

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                        , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                              TO BE PAID
                                                                BY THE
                                                              REGISTRANT
                                                              ----------
SEC Registration Fee........................................   $ 1,782
Nasdaq filing fee...........................................   $17,500
Accounting fees and expenses................................   $ 5,000
Legal fees and expenses.....................................   $ 3,000
Printing expenses...........................................   $ 2,000
Miscellaneous expenses......................................   $ 2,718
                                                               -------
          Total.............................................   $32,000
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

     The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16. EXHIBITS.

     The following exhibits are filed with this Registration Statement:


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 3.1(a)   Certificate of Designations, Preferences and Rights of
          Series E Convertible Preferred Stock filed with the Delaware
          Secretary of State on June 17, 1999.
          Series E Preferred Stock and Warrant Purchase Agreement by
 4.1(a)   and between the Registrant and Excite, Inc. dated June 18,
          1998.
 4.2(a)   Form of Warrant for the purchase of shares of Series E
          Convertible Preferred Stock.
 5.1(a)   Opinion of Cooley Godward LLP.
23.1      Consent of KPMG LLP, independent auditors.
23.2(a)   Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1(a)   Power of Attorney.
24.2      Power of Attorney (included in the Signature Page contained in Part II of Amendment No. 1 to the Registration
          Statement).


------------------------


(a) Previously filed.


ITEM 17. UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E. The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on December 17, 1999.


                                          GENERAL MAGIC, INC.

                                          By:       /s/ STEVEN MARKMAN
                                             -----------------------------------
                                                       Steven Markman
                                             President, Chief Executive Officer
                                                and Chairman of the Board of
                                                          Directors


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



          SIGNATURE                        TITLE                    DATE
          ---------                        -----                    ----
     /s/ STEVEN MARKMAN         President, Chief Executive    December 17, 1999
-----------------------------    Officer, Chairman of the
       Steven Markman           Board, Director (Principal
                                    Executive Officer)

    /s/ ROSE M. MARCARIO          Chief Financial Officer     December 17, 1999
-----------------------------    (Principal Financial and
      Rose M. Marcario              Accounting Officer)

              *                          Director             December 17, 1999
-----------------------------
      Dennis F. Strigl

              *                          Director             December 17, 1999
-----------------------------
      Susan G. Swenson

              *                          Director             December 17, 1999
-----------------------------
         Roel Pieper

   *By: /s/ STEVEN MARKMAN
-----------------------------
       Steven Markman
      Attorney-in-fact

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Markman and Rose M. Marcario, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Company's Registration Statement on Form S-3, File No. 333-83075, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:




                                         Director             December   , 1999
-----------------------------
       Philip D. Knell

                                         Director             December   , 1999
-----------------------------
        Chet A. Huber

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                        DESCRIPTION OF EXHIBIT
-------                       ----------------------
    3.1(a) Certificate of Designations, Preferences and Rights of
           Series E Convertible Preferred Stock filed with the Delaware
           Secretary of State on June 17, 1999.
    4.1(a) Series E Preferred Stock and Warrant Purchase Agreement by
           and between the Registrant and Excite, Inc. dated June 18,
           1998.
    4.2(a) Form of Warrant for the purchase of shares of Series E
           Convertible Preferred Stock.
    5.1(a) Opinion of Cooley Godward LLP.
   23.1    Consent of KPMG LLP, independent auditors.
   23.2(a) Consent of Cooley Godward LLP (included in Exhibit 5.1).
   24.1(a) Power of Attorney.
   24.2    Power of Attorney (included in the Signature Page contained in Part II of Amendment No. 1 to the Registration
           Statement).


------------------------


(a) Previously filed.